EXHIBIT 10.21

LOAN AGREEMENT

THIS LOAN AGREEMENT (hereinafter called this “Agreement”) is made and entered into this 30th day of November, 2006 by and between WILSHIRE ACQUISITIONS CORPORATION, a Nevada corporation (hereinafter called “Borrower”), BEVERLY HILLS BANCORP INC., a Delaware corporation, (hereinafter called “Guarantor”) and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal office located in Memphis, Tennessee (“Lender”).

W I T N E S S E T H :

WHEREAS, Borrower desires to borrow from Lender up to Twenty Million Dollars ($20,000,000.00) from time to time outstanding pursuant to a revolving line of credit;

WHEREAS, Borrower is an indirect wholly owned subsidiary of Guarantor

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions herein contained, the parties hereto hereby agree as follows:

AGREEMENTS

1.	COMMITMENT AND FUNDING.

1.1 The Commitment. Subject to the terms and conditions herein set out, Lender agrees and commits to provide a revolving line of credit (the “Loan”) to Borrower for up to Twenty Million Dollars ($20,000,000.00) outstanding from time to time. Such borrowing shall be evidenced by, and shall be payable in accordance with the terms and provisions of, a promissory note executed by Borrower, as maker, attached hereto and incorporated herein by reference (such promissory note together with any renewals, modifications and extensions thereof is herein referred to as the “Note”).

1.2 Funding. The advance of Loan proceeds hereunder shall be made, upon Borrower’s request, by depositing the same into a demand deposit account with Lender or wiring of funds per specific instructions of Borrower. The Loan to Borrower may be made, at Borrower’s request, in one or more advances, each of which shall be subject to the terms and conditions of this Agreement, including but not limited to Sections 2.1 and 2.2 hereof.

1.3 Application of Payments; Prepayments. All payments will be applied first to accrued and unpaid interest, then to principal. Borrower may, at its option, at any time and from time to time, without prepayment penalty or premium, prepay the Loan in whole or in part. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued and unpaid interest.

1.4 Interest Rate. The Loan indebtedness evidenced by the Note shall bear interest from date at the variable rate determined in accordance with the terms and provisions of the Note.

2.	CONDITIONS OF LENDING.

2.1 Loan Documents. The obligation of Lender to fund the Loan is subject to the condition precedent that Lender shall have received at or before the execution of this Agreement all of the following in form and substance satisfactory to Lender; provided that if any of the following shall not have been furnished to Lender at or before the date of this Agreement, the same shall be furnished promptly thereafter unless Lender shall waive any such requirement in writing.

(a) The Note;

(b) This Agreement;

(c) Guaranty Agreement between Lender and Guarantor (the “Guaranty”);

(d) Commercial Pledge Agreement covering the stock in First Bank of Beverly Hills, a California state chartered bank (“Bank”), a subsidiary of Borrower (the “Pledge Agreement”, and together with the Note, the Guaranty and this Agreement, the “Loan Documents”);

(e) Current certificate of good standing for Borrower and Guarantor in the State of California;

(f) Certified corporate resolutions of Borrower and Guarantor authorizing the execution, delivery and performance of the Loan Documents;

(g) A copy of Guarantor’s Form 10-Q for the quarter ended September 30, 2006 and Form 10-K for the year ended December 31, 2005, it being understood that Lender is relying upon the audit report of Deloitte & Touche LLP contained in the Form 10-K in entering into this Loan Agreement, and Guarantor’s FR Y-9 Parent Company Only financial statement(s).

(h) The opinion of Borrower’s independent, third party counsel in the form approved by Lender, as to the due incorporation and valid existence and good standing of Borrower, the due authorization and execution by Borrower of the Loan Documents, the validity and enforceability of the Loan Documents against Borrower and such other matters as Lender shall require.

2.2 Other Conditions. The obligation of Lender to fund the Loan is subject to each of the following further terms and conditions:

(a) At the time of funding of any Loan advances hereunder, each of Borrower’s warranties and representations contained herein shall be and remain true and correct in all material respects. In addition, no Event of Default (as defined in Section 6 hereof) shall have occurred and be continuing, and, if requested by Lender, Borrower shall execute a certificate verifying each of such matters to be true in all material respects, if such be the case.

(b) At the time the Loan is closed hereunder, there shall have occurred, in the reasonable opinion of Lender, no material adverse changes in the condition, financial or otherwise, of Borrower or the Bank from the condition reflected in the most recent balance sheet included financial statements furnished pursuant to Section 2.1 hereof.

3.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement and to make the Loan, Borrower and Guarantor represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Loan Documents and the funding of the Loan) that:

3.1 Corporate Status. Borrower is a corporation duly organized and existing under the laws of the State of Nevada, is duly qualified to do business and is in good standing under the laws of the State of California, and has the corporate power and authority to own its properties and assets and conduct its affairs and business.

3.2 Corporate Power and Authority. Borrower has full power and authority to enter into this Agreement, to borrow funds contemplated herein, to execute and deliver this Agreement, the Note and the Pledge Agreement (the “Borrower Loan Documents”) executed and delivered by it, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action; and the officer executing each of the Borrower Loan Documents is duly authorized to do so by all necessary corporate action. Any consents or approvals of shareholders of Borrower required as a condition to the validity of any Loan Document have been obtained; and each of the Borrower Loan Documents is the valid, legal, and binding obligation of Borrower enforceable in accordance with its terms.

3.3 No Violation of Agreements or Law. Neither Borrower nor Bank is in default under any indenture, agreement or instrument to which it is a party or by which it may be bound, which default would have a material adverse affect on the financial condition of Borrower and its consolidated subsidiaries taken as a whole. Neither the execution and delivery of the Borrower Loan Documents nor the consummation of the transactions therein contemplated, nor compliance with the provisions of the Borrower Loan Documents will conflict with, or result in the breach of, or constitute a default under, any indenture, agreement or other instrument to which Borrower is a party or by which it may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Borrower (other than pursuant to the Borrower Loan Documents), or violate or be in conflict with any provision of the charter or bylaws of Borrower.

3.4 Compliance With Law; Government Approvals.

(a) Borrower has complied and is complying with in all material respects all requirements, made all applications, and submitted all reports required by The Bank Holding Company Act of 1956, as amended, and any regulations or rulings issued in connection therewith, and the transaction contemplated hereby will not violate any such statutes, rules, rulings, or regulations nor will the consummation of said actions and transactions cause Borrower to be in violation thereof. Borrower has, as required, received all governmental approvals necessary for the consummation of the transaction contemplated herein.

(b) Borrower has complied and is complying with all other applicable state or federal statutes, rules, rulings and regulations except where the failure to have complied or be in compliance would not have a material adverse affect on the financial condition or results of operations of the Guarantor and its consolidated subsidiaries taken as a whole (a “Material Adverse Affect”). The borrowing of money as described herein and said actions and transactions will not violate any of such statutes, rules, rulings, or regulations.

3.5 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened against Borrower, Guarantor or Bank before any court, arbitrator or governmental or administrative body or agency that, if adversely determined, would result in a Material Adverse Affect. Without limiting the generality of the foregoing, neither Borrower, Guarantor nor Bank is subject to any Supervisory Action (herein defined) by any federal or state bank regulatory authority. As used herein, “Supervisory Action” shall mean and include the issuance by any bank regulatory authority of a letter agreement or memorandum of understanding (regardless of whether consented or agreed to by the party to whom it is addressed); or the issuance by or at the behest of any bank regulatory authority of a cease and desist order, injunction, directive, restraining order, notice of charges, or civil money penalties, against Borrower, Guarantor or Bank or the directors or officers of either of them, whether temporary or permanent.

3.6 Financial Condition. The consolidated balance sheets and the related statements of income of Guarantor, which have been delivered to the Lender pursuant to Section 2.1 hereof and the consolidated financial statements of Guarantor which will be delivered to Lender pursuant to Section 4.5 hereof are, or will be as of their respective dates and for the respective periods stated therein, complete and correct and fairly present the financial condition of Guarantor or Bank, as the case may be, and the results of operations of Guarantor or Bank, as the case may be, as of the dates and for the periods stated therein, and have been, or will be as of their respective dates and for the respective periods stated therein, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. There has been no material adverse change in the business, properties or financial condition of Guarantor and its consolidated subsidiaries since the date of the most consolidated financial statements furnished to Lender pursuant to Section 2.1 or 4.5 hereof except as set forth in Section 2.2(b) or otherwise disclosed to Lender in writing.

3.7 Tax Liability. Guarantor and its consolidated subsidiaries have filed all tax returns that are required to be filed by them, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by them except to the extent that Guarantor or any of its subsidiaries is contesting such taxes or assessments in good faith by appropriate proceedings.

3.8 Subsidiaries. Guarantor has separately provided to Lender a true and correct list of the subsidiaries of Guarantor as of the date of this Agreement.

4. AFFIRMATIVE COVENANTS. Guarantor covenants and agrees that, until the Note together with interest thereon is paid in full, unless specifically waived or approved by the Lender in writing (which waiver or approval will not be unreasonably withheld), Guarantor will, and will cause Borrower and Bank to:

4.1 Business and Existence. Perform all things necessary to preserve and keep in full force and effect the existence, rights and franchises of Guarantor and to comply in all material respects with all laws and regulations applicable to Guarantor, Borrower and Bank (the “Guarantor Group”), including, but not limited to, laws and regulations of state and federal authorities applicable to banks and bank holding companies.

4.2 Maintain Property. Maintain, preserve, and protect all properties used or useful in the conduct of the Guarantor Group’s business and keep the same in good repair, working order and condition.

4.3 Insurance. At all times keep the insurable properties of the Guarantor Group adequately insured and maintain in force (a) insurance, to such an extent and against such risks, including fire, as is customary with companies in the same or similar business, (b) necessary workmen’s compensation insurance, fidelity bonds and directors’ and officers’ insurance coverage in amounts reasonably satisfactory to Lender, and (c) such other insurance as may be required by law; and if required by Lender, deliver to the Lender a copy of the bonds and policies providing such coverage and a certificate of Guarantor executed by Guarantor’s chief executive officer or chief financial officer, as the case may be, setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insurer.

4.4 Taxes and Liens. Pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon the Guarantor Group or upon any of their respective income and profits, or their properties, real, personal or mixed, or any part thereof, before the same shall become delinquent; provided, however, that the Guarantor Group shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the amount or validity thereof shall be contested in good faith by appropriate proceedings.

4.5 Financial Reports. Furnish to Lender (a) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, consolidated balance sheet of Guarantor as of the end of such year and consolidated statements of income of Guarantor for the year then ended, together with the audit report and opinion of independent Certified Public Accountants acceptable to the Lender with respect thereto (and Deloitte & Touche LLP is acceptable), which audit report and opinion shall contain no exceptions or qualifications unacceptable to Lender; (b) promptly upon receipt, copies of all management letters and other written assessments submitted by the Certified Public Accountants to Guarantor; and (c) a copy of Guarantor ‘s FR Y-9 Parent Company Only financial statement(s); and (d) a copy of Bank’s Quarterly Report of Condition and Income (“Call Report”) promptly upon the filing with the appropriate regulatory agency.

4.6 Regulatory Examinations. If legally permitted to do so, (a) promptly notify Lender upon receipt of any material correspondence, report, memoranda or other written communication between any federal or state regulatory body or authority, with respect to the properties, loans, operations and/or condition of the Guarantor Group; and (b) if required by Lender, fully and completely assist and cooperate with Lender in requesting approval by such regulatory body or authority of the furnishing to Lender of any such report, and furnish such report to Lender if such approval is given; provided, however, that Lender shall take such steps as may be necessary to assure that all such reports shall remain confidential and shall be used by Lender solely in connection with the administration of the Loan in accordance with the provisions of this Agreement.

4.7 Additional Information. Furnish such other information regarding the operations, business affairs and financial condition of the Guarantor Group as Lender may from time to time reasonably request, including but not limited to true and exact copies of any monthly management reports to their respective directors, their respective tax returns, and all information furnished to shareholders.

4.8 Right of Inspection. Except to the extent, if any, prohibited by applicable law, permit any person designated by Lender, to inspect any of the properties, books and financial and other reports and records of Borrower and Bank, including, but not limited to, all documentation and records pertaining to the Guarantor Group’s loans, investments and deposits; and to discuss their affairs; finances and accounts with the Guarantor Group’s principal executive officers, at all such reasonable times and as often as Lender may reasonable request provided that Lender and each person reviewing such information on behalf of Lender shall keep such information strictly confidential and acknowledge the legal restrictions of trading of securities with material non-public information, and if requested by Borrower or Guarantor, shall enter into an agreement to this effect in form and substance reasonably acceptable to Borrower.

4.9 Notice of Default. At the time of Borrower’s first knowledge or notice, furnish the Lender with written notice of the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Agreement.

4.10 Compliance with Banking Regulations. Cause the Guarantor Group to be in compliance with all banking and bank holding company laws, rules and regulations applicable to the Guarantor Group, except to the extent that such non-compliance would not result in a Material Adverse Affect.

4.11 Loan Loss Reserves. With respect to Bank, maintain at all times loan loss reserves in amounts deemed adequate by all federal and state regulatory authorities; if any federal or state regulatory authority advises Bank that its loan loss reserves are not adequate, Bank shall not be in violation of this covenant if it increases its loan loss reserves to the level deemed adequate by the such regulatory authority.

4.12 Compliance Certificate. Furnish Lender a certificate of compliance of Guarantor duly executed by the chief financial officer or chief executive officer of Guarantor within thirty (30) days after the end of each calendar quarter stating that the Guarantor Group is in compliance in all material respects with all representations, warranties and agreements in the Loan Documents.

5. NEGATIVE COVENANTS. Guarantor covenants and agrees that, until the Note together with interest thereon is paid in full, unless specifically waived or approved by the Lender in writing (which waiver or approval will not be unreasonably withheld), Guarantor will, and will cause Borrower and Bank to:

5.1 Indebtedness. Guarantor agrees to notify Lender should it or any subsidiary, create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness, except for the following indebtedness:

(a) the indebtedness of Borrower under the Loan;

(b) operating expenses, trade payables and leases incurred by Guarantor or its subsidiaries in the ordinary course of business;

(c) indebtedness owed by the Guarantor to any other subsidiary;

(d) indebtedness reflected on the consolidated financial statements of Guarantor as of September 30, 2006;

(e) indebtedness between Guarantor or any of its subsidiaries or between any of Guarantor’s subsidiaries;

(f) deposits from customers, Federal Funds purchased, borrowings from the Federal Home Loan Bank, mortgage warehouse borrowings and other such borrowings in ordinary course of business; and

(g) Trust Preferred Securities outstanding.

5.2 Dividends, Redemptions and Other Payments. Only in the case where there is outstanding debt owed to Lender under this Agreement, Guarantor will not declare or pay any dividends if an Event of Default has occurred and is continuing under this Agreement or the payment of a dividend would create an Event of Default. The payment of any dividend shall in all respects comply with the Rules and Regulations of the Federal Reserve Board.

5.3 Relocation. Notify the Lender in advance of any change in the location of the principal executive office of any member of the Guarantor Group.

5.4 Stock. Sell, transfer or otherwise dispose of any of its common capital stock in Bank.

5.5 Sale of Assets. Sell, lease, transfer or dispose of all or any substantial part of its assets, including the assets of any of its subsidiaries, other than in the normal course of business.

6.	DEFAULT AND REMEDIES.

6.1 Events of Default. Subject to Section 6.2, the occurrence of any one or more of the following events shall constitute a default (“Event of Default”) under the terms of this Agreement:

(a) Default in the payment when due of the principal of or interest on the Note.

(b) Material default in the performance of any provisions or breach of any covenant of this Agreement or any other Loan Document.

(c) If any representation or warranty or any other statement of fact contained herein, in any other Loan Document, or in any writing, certificate, or report or statement at any time furnished to Lender pursuant to or in connection with this Agreement shall prove to be false or misleading in any material respect.

(d) If any member of the Guarantor Group files a petition in bankruptcy or seeks reorganization or arrangements under the Bankruptcy Code (as it now exists or as amended); is unable or admits in writing its inability to pay its debts as they become due or is not generally paying its debts as they come due; makes an assignment for the benefit of creditors; has a receiver, custodian or trustee appointed voluntarily or involuntarily, for its property; or is adjudicated bankrupt; or if an involuntary petition is filed in bankruptcy, for reorganization or arrangements, or for the appointment of a receiver, custodian or trustee of any member of the Guarantor Group on its respective properties and if any member of the Guarantor Group either acquiesces therein or fails to have such petition dismissed within ninety (90) days of the filing thereof.

(e) Bank’s return on total average assets for any four consecutive calendar quarters commencing with the quarter ended September 30, 2006 is less than 0.60%.

(f) If the Guarantor Group’s non-performing loans exceed two percent (2.00%) of total gross loans as of the end of any calendar quarter after the date of this Agreement. For purposes hereof, “non-performing loans” shall be defined as the sum of all loans whose installments or prepayments are 90 days or more past due plus all loans that are on non-accrual plus those loans which have been renegotiated (as defined by the regulatory agencies) or restructured to provide a reduction in either interest or principal because of a deterioration in the financial position of the borrower.

(g) As of the end of any calendar quarter Bank shall not be “Well Capitalized” under the Prompt Corrective Action rules of the FDIC.

(h) As of the end of any calendar quarter Guarantor shall have a consolidated leverage ratio (Tier 1 Capital to tangible assets) of less than Six and One-Half Percent (6.50%); for purposes hereof, “Tier 1 Capital” is defined in Appendix A to Title 12, Code of Federal Regulations, Part 225n, Capital Adequacy Guidelines for Bank Holding Companies.

(i) If there shall at any time occur without the prior written approval of Lender a Change of Control of Borrower or Bank; for this purpose, a Change of Control shall have occurred of Borrower or Bank if any person or entity, or group of persons or entities acting in concert, other than an Excluded Person, acquires more than 50% of the outstanding voting securities of Borrower or Bank, as applicable; and an “Excluded Person” shall mean Borrower or any subsidiary of Borrower, or any person who is presently a director or officer of Borrower or any affiliates of any such person or persons;

(j) The issuance by or at the request of any bank regulatory authority of any Supervisory Action (as defined in Section 3.5 hereof) or the prohibition by any regulatory authority on the Borrower or Guarantor to prevent Borrower or Guarantor from engaging in any commercial real estate lending activity.

6.2 Remedies. If an Event of Default shall occur, at any time thereafter that such Event of Default shall be continuing, Lender may, at its option without demand or notice (except as otherwise provided herein), the same being expressly waived, declare the Loan, with interest thereon, to be immediately due and payable, and may proceed to exercise all rights and remedies available under the Loan Documents, at law or in equity, concurrently or sequentially, in such order as Lender may elect, all such rights and remedies being cumulative. If any default, other than a default on payment of the Note, is curable and if Borrower has not been given a notice of a similar default within the preceding 12 months, such default shall not be an Event of Default unless within 30 days of notice thereof from Lender Borrower fails to cure such default or, if the cure requires more than 30 days, Borrower fails to initiate steps to cure said default.

7.	MISCELLANEOUS.

7.1 Amendments. The provisions of this Agreement and the other Loan Documents may be amended or modified only by an instrument in writing signed by the parties thereto.

7.2 Notices. All notices and other communications provided for hereunder shall be in writing and if mailed, shall be mailed to the Borrower, at 23901 Calabasas Road, Suite 1050, Calabasas, California 91320 Attn: Carol Schardt, and to the Lender, to it at 845 Crossover Lane, Suite 150, Memphis, Tennessee, 38117, Attention: Correspondent Services; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 7.2. All such notices and other communications shall be effective upon delivery or, if sent by first class registered or certified mail, postage prepaid, shall be effective on the earlier of delivery or three business days after deposit in the United States mail.

7.3 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter evidencing or securing the Loan is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

7.4 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest therein without the prior written consent of Lender.

7.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except that the provisions hereof which relate to the payment of interest shall be governed by (a) the laws of the United States or (b) the laws of the State of Tennessee, whichever permits the Lender to charge the higher rate, as more particularly set out in the Note.

7.6 Venue of Actions. As an integral part of the consideration for the making of the Loan hereunder, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower or Guarantor, or by any successor, personal representative or assignee of it, with respect to the Loan contemplated hereby, or with respect to any of the Loan Documents, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Lender is situated, or in the United States District Court for the District in which the principal place of business of the Lender is situated, and not elsewhere. Nothing in this paragraph contained shall prohibit Lender from instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder or under any other Loan Document, but the parties stipulate and agree that the courts specified in the preceding sentence of this section shall be an appropriate forum for any such suit.

7.7 Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular of any such pronoun or of any term defined herein shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Agreement.

7.8 Enforceability of Agreement. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall remain effective and binding on the parties hereto. In the event that the provisions of the Note or this Agreement governing the determination of the rate of interest on the Loan should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining the same, the Loan indebtedness shall bear interest at the maximum effective variable contract rate which may be charged by Lender under applicable law from time to time in effect.

7.9 Interest Limitations. It is the intention of the parties hereto to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall Lender ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate for which Borrower may lawfully contract under applicable law, from time to time in effect. Any provision hereof, or of any other agreement executed by Borrower that would otherwise operate to bind, obligate or compel Borrower to pay interest in excess of such maximum lawful rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provisions of this paragraph shall be given precedence over any other provisions contained herein or in any other agreement applicable to the Loan, that is in conflict with the provisions of this paragraph.

7.10 Non-Control. In no event shall Lender’s rights hereunder be deemed to indicate that Lender is in control of the business, management or properties of the Guarantor Group or has power over the daily management functions and operating decisions made by the Guarantor Group.

7.11 Fees and Expenses. Borrower agrees to pay Lender a fee of Two Thousand Five Hundred Dollars ($2,500) for actual out-of-pocket expenses, including due diligence expenses and legal fees incurred by Lender in connection with the development, preparation, execution, recording of the Loan and the Loan Documents. Any expenses related to future amendment or enforcement of, or the preservation of any rights under this Agreement and the other Loan Documents, or the collection of the Loan therefore will also be at the expense of the Borrower. In addition, if Borrower does not have at least $4,000,000 outstanding under the Loan for 30-days during commitment period, Borrower will pay to Lender a $2,000 non-usage fee.

7.12 Indemnification. Guarantor and Borrower hereby agree to indemnify Lender against, and hold Lender harmless from, any and all claims, suits and damages asserted against Lender by any person or entity other than any member of the Guarantor Group, but including, but not limited to, shareholders and former shareholders of Guarantor, arising out of or asserted with respect to the transactions contemplated by this Agreement and shall pay all attorneys’ fees and costs in connection with the defense of any such claim.

7.13 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING: AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, Guarantor, Borrower and Lender have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

WILSHIRE ACQUISITIONS CORPORATION (“Borrower”)	BEVERLY HILLS BANCORP INC. (“Guarantor”)

By:	By:
Title:	Title:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION (“Lender”)

By:
Title: